EXHIBIT 10.2

Geology Report

On the

Peg Claim Mineral Claim

Harrison Lake, British Columbia, Canada

Northing	5509600m

Easting	598000m

Longitude 121º 44' W	Latitude 49º 44' N

UTM Zone 10

Map Sheet M092H072

For

Chilco River Holdings Inc.
Suite 420 – 625 Howe Street
Vancouver, British Columbia, Canada
V7C 2T6

Geologist

Laurence Stephenson, P.Eng.
Date: December, 2003

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List Of Figures

Following page

Figure 1: Claims Location Map	(at end)
Figure 2: Regional Geology Map	(at end)
Figure 3: Regional Geophysics Map	(at end)
Figure 4: Peg Claim Map	(at end)

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1.	Summary

The Harrison Lake Region north west of Hope, British Columbia, has yeilded significant mining production from various commodities and hosts numerous mineralized showings.

The Pacific Nickel Mine, located near the town of Hope, was a significant producer of copper and nickel and precious metals from an ultramafic intrusive geologic environment. The GEM molybdenum property south of Chilco River Holdings Inc. Peg Claim property has published tonnage and grade. New discoveries have been made in the last few years in this highly potential belt of rocks.

An initial review of the geology and the geophysics has identified anomalous gold in pegmatite areas on the property requiring further follow-up exploration.

An initial exploration program is proposed for the property to assess the potential for discovery of further precious metals. It is recommended that a program of geological mapping, sampling and prospecting be undertaken to further define areas of potential interest. This will cost some $3,500. Continuing work will involve a more detailed geology, geochemical sampling and ground geophysics programme costing approximately $25,000 for the claims.

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2.	INTRODUCTION

Following all the activity in the region and after careful research for local potential for base and precious metal deposits, Chilco River Holdings Inc. focussed on the Pacific Nickel Mine ultramafic belt, 7 kilometres north of Hope, BC which was the fourth most productive Nickel-Copper area of Canada (After Sudbury, Ontario; Thompson, Manitoba; and Lynn Lake, Manitoba). The acquisition of the mineral claim by Chilco River Holdings Inc. was completed in November of 2003.

This report was initiated by Robert Krause, President of Chilco River Holdings Inc. to report on the recently completed acquisition, evaluate the results and to recommend further exploration work to develop the property's mineral prospects.

2.1	Disclaimer

In order to write this report, previous reports on the area by the author and work completed on the claims was reviewed. As well, the report includes the initial prospecting and preliminary geological work completed by Mr. Deering, P.Eng. and Mr. Nicholson, P.Geol. on the adjacent Harrison Lake Property . It represents the first known compilation of data for the area in over 25 years. The author has been involved in the area since March, 2000 assessing the geological potential, access, and general conditions.

It should be noted that over the last three years, several public and private companies have now started exploring the region and the BC government initiated an aggressive program in the Harrison Lake-British Columbia Nickel Mine area consisting of detailed cross-sectional geologic mapping, sampling, and age dating to foster further exploration.

The author disclaims responsibility for information in the public domain.

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3.
Property Description and Location

The Property is located east of Harrison Lake and northwest of Hope in southwestern British Columbia (Figure 1, UTM Zone 10, Map Sheet M092H072) and the area has recently been further opened by logging operations which provide new access to the region. Logging roads are located within 300 metres of the claim group. Permitting for initial exploration work has already been obtained.

The Property consists of one (1) unpatented mineral claim representing 16 units that has been staked and recorded as a four post claim. Details of the claim of Chilco River Holdings Inc. is found below and the claim location and general size is displayed in Figure 1.

Table 1. Chilco River Holdings Inc. Claims
Claim Name	Units	Record #	Expiry Date	Map Sheet	Locator	Agent for: *
PEG	16	401581	12-Apr-05	MO92H072	D. Deering.	self

TOTAL	16	UNITS
In British Columbia, each unit equals 25 hectares.

All claims staked in British Columbia require $100 worth of assessment work per unit to be undertaken in Years 1 and 2, followed by $200 per unit per year thereafter. There are no known environmental concerns or parks designated for any area contained within the claims. Harrison Lake is used extensively for recreational pursuits however it has no official designation. One valley east of Harrison Lake has a spotted owl preserve however this has no relevance to the ground covered by these claims.

The property has no encumbrances. As advanced exploration proceeds there may be bonding requirements for reclamation.

Chilco River Holdings Inc. has acquired outright, a 100% interest in the property subject to a 2.5% Net Smelter Royalty, for a total cost of $12,500 U.S.

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4.

Access, Climate, Local Resources, Infrastructure, and Physiography

Access to the Property is along well maintained logging roads on the west side of the Property from the town of Agassiz, British Columbia. The area has been permitted for mining in the past and a major power line exists in the region. There is no difficulty accessing the claim block along the logging road networks by 4-wheel drive truck or 4-trax vehicle. Access for the proposed program will be off the Clear Creek Main Road.

Topography is rugged rising from Harrison Lake at under 200 metres to the top of Settler Peak at over 1800 metres. The valleys are steep sided coastal alpine mountain type with typical rain forest vegetation of the coastal ranges of British Columbia. There is a mix of cedar, hemlock, spruce trees with alder, willow and cottonwood on old roads and poorly drained areas. Undergrowth brush is typical with salal, devil's club and assorted berry bushes. Climate is also typical of the lower mainland area and is such that the lower and middle elevations will be workable year round with little difficulty. Higher ground may require snow machines or similar track mounted vehicles. The most snow observed on the tops of the hills was 3 metres in late January.

All the major river drainages flow year round as do many subsidiary creeks. Harrison Lake is an active logging region with plenty of heavy equipment and operators available for hire. Most live in Harrison, Agassiz, Mission, Chilliwack or Hope. All these population centres totalling almost 50,000 people are within a one hour drive of the project and provide all amenities including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary items. Drilling companies are present in communities nearby while assay facilities are located in Vancouver.

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5.

HISTORY

The first indications of a significant ore zone in the region were discovered in 1923 along the Stulkawhits Creek and by 1926 the BC Nickel Company had been formed to develop the prospect. Subsequent exploration through the 1920's and 1930's discovered the main open pit Pride of Emory zone and led to initial mine development and bulk testing. Further work was curtailed by the Second World War and it was not until the 1950's that additional exploration and development work was completed. Full scale production was achieved in 1958/59 by Pacific Nickel Mines Ltd.

From 1959 to the curtailment of operations in 1974 a total of 4.2 million tonnes of ore was mined and milled at the Pacific Nickel Mine with a mill grade of 0.77 % Ni and 0.34% Cu with "reported grades" of Pt and Pd in the 0.6 grams per ton range. Only minor values of the platinum group minerals were "reported" from the smelter but in addition to the values reported above one sample from the "1500" pod reported 2.85 grams per tonne Pt and 4.94 grams per tonne Pd (the sample type and description is not available). The value of only the Ni/Cu ore recovered in today's prices would be in excess of $455 million US.

Mining continued until 1974 when a variety of factors interceded to curtail operations – the mill burned down, a mine accident caused loss of life and most significantly the Japanese smelters that were processing the Ni-Cu ore, curtailed their nickel smelting operations. Alternative smelting facilities were not economically available and the mining operations ceased.

In 1974/75 Giant Mascot – the successor company to Pacific Nickel Mines – embarked on a limited exploration program of the ultramafic belt to the north and west of the mine area and of the intrusive Spuzzum Diorite. A regional contour soil, stream sediment survey was completed. Access was limited and

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Giant Mascot concentrated on the stream sediment anomaly to the west of the mine area defining a resource of 100 million tonnes grading 0.22% Ni and 0.22% Cu. This resource figure is reported in government publications but has no technical data available and parameters on its calculation, therefore it is regarded as highly speculative. This zone is currently under option to Leader Mining International Inc.

Another zone, located to the north along Settler Creek by Giant Mascot in the mid 1970's, was reported in Minfile 092HNW045 to be in a "similar setting as the Pacific Nickel Mine" in ultramafic rocks intruding the "Cretaceous Settler Schist."

In the late 1960's, a showing of molybdenum was discovered associated with a younger intrusion, approximately one kilometre to the south. A 15 million tonne resource grading 0.125 % molybdenum was outlined by drilling. This resource figure is reported in government publications but has no technical data available and parameters on its calculation, therefore it is regarded as speculative.

The zone covered by the Peg Claim was discovered in 1980 and a small sampling program was conducted on the precious metal carrying veins. The values of gold and silver were not followed up.

Since that time little to no recorded exploration was carried out in the region.

The area has been surveyed by a Geological Survey of Canadian airborne magnetic survey (1972), which highlights the mine area as a distinct magnetic anomaly. Various magnetic high anomalies were not investigated at that time but most have been covered by the recent activity and some association with mineralization has been determined. No regional government geological mapping party has detailed the area. A government regional geochemistry survey has been completed that shows anomalous data corresponds favourably

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to the old mine site. More specifically, the drainages covered by the Property all report indicator minerals (Cu, Ni, Co, Cr). This is the same as the mine site drainage.

In early 2000 with the increase in Pd, Pt and Au prices, an area of a 100 million tonne resource, discovered by Giant Mascot, was acquired by private interests, rekindling interest in the area. In addition, with the available access greatly enhanced by the current logging operations since March 2000 it has been possible by numerous prospecting traverses to identify the ultramafic rocks that match the tenor and character of those within the mine area.

With this increase of exploration many new and untested zones were examined, advancing the geological and mineral data base of the area. New ideas were applied to both new and old zones with significant success in developing the overall potential of the area. This encouraged the prospector to acquire the staked area.

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6.

Recent Exploration Work

No recent exploration has been reported in the vicinity of the mineral claims. Work in the Harrison Lake area by the author and others has been on claims over one kilometre to the west and south of this claim group. The geology of the surrounding area can be projected to this area.

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7.	Geological setting

7.1	Regional Geology

The Harrison Lake area of the ultramafic belt is part of the Coastal Plutonic Sequence between the major suture structure along the Fraser River, located 8 to 15 kilometres to the east and the geological province of Wrangallia – which it represents as the eastern most portion – to the west. This terrain is highly metamorphosed as the contact zone of the Wrangallia geologic province where it was being rafted on to the North American Craton (Figure 2).

The ultramafic belt as mapped by the Geological Survey of Canada is a continuous unit that extends from the Pacific Nickel Mine re-emerging from the Spuzzum Diorite Intrusive and swinging north through Settler Mountain and beyond towards Breckenridge Mountain and Glacier approximately 80 kilometres to the north. The belt is between one to over five kilometres wide and intrudes the very sulphide rich metasedimentary rocks equivalents of the Chilliwack Formation (Carboniferous or Permian age). These metasedimentary rocks are marked by the rusty character that is associated with distinctive sulphide gossan throughout the area. Specifically just north of the Cogburn Creek a small massive sulphide lens was located (west of the North Fork of the Cogburn Creek) which graded 2-4% Cu with up to 1.5% Zn and up to 1.5 ounces per ton Ag over widths up to 3 metres.

The Spuzzum Diorite borders the entire east side of the ultramafic belt as mapped by regional government geologists, separating the metasedimentary (Chilliwack) rocks located along the Fraser River to the east. The medium grained diorite appears to be relatively homogeneous in composition with finer grained and coarser grained phases. The felspar quartz hornblende composition was recorded and observed in outcrop and boulders with an anorthosite phase

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noted in one area. That felsic phase of the ultramafic belt has not been delineated to any extent or specifically traced and its size and relationship to both the other ultramafics and diorite remains unknown.

Metasediment (Chilliwack equivalents) assemblages are recorded along the west side of the ultramafic belt between it and Harrison Lake. As well, various granitic intrusions are reported in the region, probably related to the Coastal Igneous plutonic rocks.

7.2

Peg Property Geology

This initial description of geology of the area of the Property is based on the initial preliminary identification of some outcrops in the area to the south and interpreting the regional mapping completed by the government. A trend of gossanous Settler Schist is projected to cross the property. Felsic and mafic intrusives into the Settler Schist units are reported on the claims and the discovered precious metal veins are associated with the felsic granodiorite. Younger similar to those associated with the molybdenum zone to the south are reported to occur as small plugs and dikes in the Peg Claim area.

A vein of quartz up to 2 metres wide striking 80º and dipping 80º-85º N was traced for over 160 metres on the claim had reported precious metal values of up to 0.027 ounces per ton gold and 0.10 ounces per ton silver.

8.	Deposit Type Three deposit types can be modelled as potentials for a successful mineral exploration program.

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As the most comprehensive and proximal exploration model, the geology and characteristics of the Pacific Nickel Mine should not be over looked as a guide in the recommended exploration program.

The main ultramafic belt intruded the Cogburn, Slollicum and Settler metasedimentary (Chilliwack equivalents) schists and the Spuzzum Diorite intrusive during the late Paleozoic period. The metasediments with sulphides are intruded by the Spuzzum diorite and form xenoliths in that body. Both units are cut by ultramafic rocks with some intermingling of the diorite and ultramafic. These units occur or are projected to occur on the property.

The intrusive porphyry breccia model similar to that located on the claims immediate to the south should also be investigate since there is reported similar intrusives occurring in the vicinity of the claims.

Veins of precious metals were the main focus of previous exploration and the presence of additional veins would enhance the prospects of the property having significant potential.

8.1	Mineralization

The mineralization reported on the property associated with the gold and silver values is pyrite and arsenopyrite in quartz vein. No further details to the style or quantity of the sulphides and its relationship to the precious metal values is available except that the vein contains "scattered" sulphides.

8.2	Alteration

No alteration is reported.

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8.3	Structure

The main mineralized veins are reported to trend 80º with a dip steeply to the north. Fine grained intrusive "trap" dikes are interpreted to "occupy structural breaks" and only one is reported as striking parallel to the mineralized quartz vein. Interpreted structure from the drainages and contours does correspond to this trend established by the vein and suggests that the precious metal vein is structurally controlled.

9.	Geophysics

9.1	Regional Geophysics

The area of the claim has been covered by a Geological Survey of Canada airborne magnetometer survey (Figure 3), which highlighted certain broad, highly anomalous magnetic features. These magnetic "thumb print" features are very similar to the "thumb print" signature related to that found immediately north of the Pacific Nickel mine area. The ore pods of the Pacific Nickel Mine are located along the southern edge of the elliptical magnetic anomaly associated with the mine area's ultramafic intrusion.

A review of the geophysical map suggests a significant magnetic feature occurs in the northern area of the claim. Follow up investigation by ground geophysics and prospecting is warranted.

9.2	Geophysics of Claims

No ground geophysical surveying has been reported for the Property. Local testing with magnets of the pyrrhotite demonstrates its magnetic character. Ground magnetic surveying on adjacent claims has been useful in delineating areas of interest.

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10.

Regional Geochemistry

Regional government stream sediment geochemical surveying was completed which identifies the Property as an area of anomalous base metal and indicator values. It should be noted that anomalous values, including those near the mine, appear to correlate with the magnetic highs identified in the 1972 government airborne geophysical survey.

National geochemical reconnaissance surveys completed by the Geological Survey of Canada and the British Columbia Ministry of Energy Mines and Petroleum Resources on stream sediment samples have published values in Cu, Ni, Co, and Cr for a few of the drainages of the southern portion of the Property that identify the region in the 50th -percentile of anomalous samples.

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11.

CONCLUSIONS

The Harrison Lake ultramafic belt provides a very attractive exploration prospect for precious and base metal mineralization. The belt has not been subjected to exploration for at least 25 years despite hosting one of British Columbia's most profitable Ni/Cu/Pt/Pd mines and Canada's fourth largest mining area of these metals to date, following only the prolific Sudbury, Ontario, Thompson and Lynn Lake, Manitoba areas.

Initial exploration by other companies continues to identify the high potential of this belt which hosts claim of Chilco River Holdings. Locally the rocks of the Property are very similar to those found at the Pacific Nickel Mine and associated with nearby mineralization.

A quartz vein with values of gold and silver has been identified on the property and other potential parallel veins have been indicated but remain untested.

It is concluded that detailed exploration as recommended will likely locate further mineralized zones. Further work is warranted.

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12.

RECOMMENDED PROGRAM

After a careful review of the results obtained on the adjacent properties, it is recommended that traverses be completed along the ridgeline in the central portion of the claim and two to four contour traverses separated by approximately 500 metres be completed. These traverses will collect geological and geochemical samples for further analysis.

13.	BUDGET The budget to execute the proposed program is estimated to cost $3,500 as described below.

Budget – Phase I

1.	Senior Geologist	3 days @ $500/day	$1,500
2.	1 Geotechnicians	3 days @ $250/day	$750
3.	Equipment rental	4 wheel drive vehicle 3 days@$75/day	$225
4.	Assays	30 @ $20 each	$600
5.	Food, fuel & supplies		$200
6.	Report		$225

Total			$3,500

Upon receipt of favourable results, follow-up geological investigations including a ground geophysical survey will be required.

Budget

1 .	VLF EM Survey	$15,000

2 .	Detailed geological investigations	$10,000

TOTAL		$25,000

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14.	Statement of Qualifications

I, LAURENCE STEPHENSON, of 1136 Martin St., White Rock, BC hereby certify that:

1.
I am a graduate of the Carleton University, Ottawa, Ontario, Canada with a Bachelor of Science degree in Geology (1975) and of York University, Toronto, Ontario, Canada with a Masters of Business Administration degree (1985);

2.	I have worked as Geologist for over 33 years;

3.
I have worked as the District Geologist for Duval International Corporation (Battle Mountain Gold) and as geological and financial consultant to First Marathon Securities, Yorkton Securities, BGO Securities and several other Securities firms evaluating mining properties and as a consultant and President of Kokanee Explorations Ltd (now Standard Mining), as a consultant and director of Glencairn Explorations, as a consultant and Vice President of Golden Chief Explorations, and as President of GeoFin Inc. consulted for several other companies writing reports for their use and am therefore qualified to write this report and recommend the proposed exploration program and budget in this report;

4.	I am a member of the Association of Professional Engineers of Ontario.

5.
I visited the property specifically on August 23 and August 24, 2001, along the Clear Creek Road. As well I visited the old British Columbia Nickel Mine site On several occasions and have been intimately involved with the preliminary mapping of the adjacent property.

6.	I am responsible for this report and the opinions expressed therein.

7.	There are no material facts or material changes in the subject matter of this report that would mislead the reader.

8.	I have no interest, direct or indirect, in the properties or shares of Chilco River Holdings Inc, nor do I expect to receive any.

9.	I have no prior involvement with this property and have read Instrument and Form 43-101 F1 and this technical report has been prepared in compliance with this instrument and Form 43-101 F1.

12.	I hereby grant my permission for Chilco River Holdings Inc. to use this report for any corporate use normal to the business of the Company.

Dated at Vancouver, BC, this 22nd day of December, 2003.

/s/ Laurence Stephenson

Laurence Stephenson P. Eng.

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15.	References

	Aho, A.	"Geology and Genesis of Ultramafic Nickel Copper Pyrrhotite Deposits at the Pacific Nickel Property, Southwestern British Columbia": Economic Geology, v 51 p444– 481

Minefile Capsule Geology and Bibliography; 092HNW041; 092HNW 040; 092HNW 045; 092HNW058; 092HNW 070; 092 HNW073;
092HNW076; 092HSW004; 092HSW081

Ministry of Energy, Mines and Petroleum Resources , British Columbia; Open File Report 1990-27 p43 –47

	Vining, Mark R.	Regional Setting of Giant Mascot Mine (92H/5W, 6E) Geological Fieldwork 1975 Paper1976 –1 p 49-52

	Monger, J.W.H.	Hope Map Area, West Half (92HW1/2) British Columbia, q Geological Survey of Canada, Paper 69-47, Pages 63-64

Ministry of Energy, Mines and Petroleum Resources, British Columbia; various presentation notes and slides on the BC Nickel Mine

	Schroder, T.	Ministry of Energy, Mines and Petroleum Resources, British Columbia; District Geologist, pers. Communication

	Christopher, P.	Consultant; Pers. Communication. From his work "Giant Mascot Mine," Geological Fieldwork 1974 Paper 1975-2 pages 17-21

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Ministry of Energy , Mines and Petroleum Resources , British Columbia;
Summary – Giant Mascot(Pacific Nickel, British Columbia Nickel) 1986-87 p 30-33

Department of Energy, Mines and Resources, Geological Survey of Canada;
Open File 2948a – Tectonic Assemblage Map of Vancouver
Open File 2490 – Guide to the Geology and Tectonic
Evolution of the Southern Coast Mountains – 1994,
Preliminary Map – Terranes of the Southern Coast and Intermontane Belts, British Columbia 1994, Journeay J. M. and Monger, J.W.H Geology Maps 12 –1969; 1386A; 41 -1989 Aeromagnetic Maps: 8534G Harrison Lake; 8538G –Hope; 8539G Mount Urquahart; 8540G Scuzzy Mountain; 8535G Spuzzum, RGS 1994 – Hope Regional Geochemical Survey, RGS 39

Clarke W.E (1969)	Geology and Ore Control, Giant Mascot Mines Ltd. Western Miner, Volume 42 #6 p. 41-46

Murphy, J.D. (1980)	Prospecting Report on the Wren Group of Mineral Claims, Assessment file Report # 9701

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CHILCO RIVER HOLDINGS INC.
PEG CLAIM
INTERNATIONAL PERUMINAS RESOURCES LTD.
AREA OF INTEREST
Big Silver Comp (INTERFOR)
INTERNATIONAL MILLENNIUM MINING CORP.
SUTCLIFFE RESOURCES LTD.
Silver Comp D.L.S (WTP)
Cogburn Creek D.L.S Comp(LP)
STELLAR
PACIFIC
VENTURES
TRITON
LTD.
YALE
SANTOY RESOURCES LTD.
LEADER MINING
NORTHERN CONTINENTAL RESOURCES
Harrison Hot Springs

Figure 1

CHILKO RIVER HOLDINGS INC.

HARRISON LAKE PROJECT

BRITISH COLUMBIA, CANADA

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PROPERTY LOCATION MAP

0 5 10

KILOMETRES

Mar., 2003

Legend

★ Ni - Cu - Pt - Pd - Co Massive Sulphide Discovery

PROFESSIONAL
PROVINCE OF
L. G. STEPHENSON
#27420
BRITISH COLUMBIA
ENGINEER

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PEG CLAIM
SCUZZY PLUTON
IKSqd
MOUNT MASON PLUTON
SPUZZUM PLUTON
mKqd
MOUNT CLARKE PLUTON
KGB
NEEDLE PEAK
Egd
PLUTON
JLD
JLB
TN
SPUZZUM
mKqd
PLUTON
1-2
1-3
1-5
1-6
JH
MOUNT JASPER PLUTON
mlJqd
Mgd
MOUNT BARR
Mgd
BATHOLITH
CJH
TC
DPC
CHILLIWA
Ogd
BATHOL
EAGLE PLUTONIC
KPV
Harrison Lake
Harrison Fault
Harrison River
Vedder Fault
Sumas Fault
Hope Fault
Hozameen Fault
Bridge River Suture
Map Legend
Massive Sulphide Discovery
122° 00'
Reference: GSC Open File 2948a

CHILCO RIVER HOLDINGS INC.

HARRISON LAKE PROJECT

BRITISH COLUMBIA, CANADA

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REGIONAL GEOLOGY

Kilometres

10 0 10 20

Figure 2

PROFESSIONAL
PROVINCE OF
L.G. STEPHENSON
#27420
BRITISH COLUMBIA
ENGINEER

CLAIM

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PEG CLAIM
N
B.C.NICKEL MINES
After GSC Geophysical Series (Aeromagnetic) Maps 8538G and 8539G
KILOMETRES
0
10

Figure 3

CHILCO RIVER HOLDINGS INC.

HARRISON LAKE PROJECT

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REGIONAL GEOPHYSICS

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